Exhibit 99.1

DeVry Inc. to Acquire Majority Stake in Fanor

Expands international presence with investment in growing Brazilian market

OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--March 10, 2009--DeVry Inc. (NYSE: DV), a global provider of educational services, announced today that it has signed an agreement to acquire Fanor, a leading provider of private post-secondary education in northeastern Brazil. Under the terms of the agreement, DeVry will initially purchase 69.3 percent of Fanor including real estate for approximately $23.5 million in cash plus the assumption of Fanor debt. It is anticipated that DeVry will reduce Fanor’s debt in the near future through an additional recapitalization, bringing the total ownership to 82.4 percent.

Founded in 2001 and based in Fortaleza, Ceará, Brazil, Fanor is the parent organization of Faculdades Nordeste, Faculdade Ruy Barbosa, and Faculdade FTE ÁREA1. These three institutions operate five campus locations in the cities of Salvador and Fortaleza, and serve more than 10,000 students through 28 undergraduate programs focused in business management, law and engineering.

“Fanor is an excellent fit for DeVry and represents an important step in executing our strategic plan to expand in key international markets,” said Daniel Hamburger, president and chief executive officer of DeVry Inc. “With this transaction, we will establish a presence in the high-growth Brazilian market. Brazil has fully embraced market-funded education as an effective model to provide for an educated workforce. With its strong brand recognition, history of growth and academic quality, Fanor provides a solid platform for continued expansion in this marketplace.”

The existing Fanor management team and employees will remain in place, and will report to John Roselli, senior vice president of international and business development. Carlos Alberto Guerra Filgueiras, CEO and board president of Fanor will continue to serve as President.

“The opportunities that this transaction brings to Fanor are truly exciting,” said Filgueiras. “We will become part of a global organization that is at the forefront of education and shares our high standards for academic achievement. This combination will accelerate our growth as we integrate our innovative teaching methods with DeVry’s world-class business practices and resources.”

Robert Lytle, education industry partner at The Parthenon Group, added, “We view Brazil as one of the more attractive higher education markets as the underlying demand dynamics should drive strong long term growth. Brazil already possesses one of the highest proportions of market-funded universities both in Latin America and the world.”

Hamburger concluded, “Fanor has an exceptional management team and talented employee base and we welcome them into the DeVry family. Importantly, both organizations share a commitment to high-quality academic programs, successful student outcomes and have strong integration track records. We look forward to working together to realize the opportunities that exist in the business, including geographic expansion, enhanced online offerings, and increased student recruiting efforts.”

The acquisition of Fanor, which is subject to customary closing conditions, is expected to be accretive to DeVry’s earnings beginning in fiscal 2010. The transaction is not conditioned on financing and is expected to close in April 2009.

About DeVry Inc.

DeVry Inc. (NYSE: DV) is the parent organization of DeVry University, Advanced Academics, Ross University, Chamberlain College of Nursing, Apollo College, Western Career College and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Advanced Academics provides online secondary education to school districts throughout the U.S. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. Apollo College and Western Career College prepare students for careers in healthcare through certificate and associate degree programs. Becker Professional Review, which includes Becker CPA Review and Stalla Review for the CFA Exams, provides professional education and exam review for accounting and finance professionals. For more information, visit http://www.devryinc.com.

About Fanor

Faculdades Nordeste S.A. (“Fanor”) is a leading provider of postsecondary education in northeast Brazil. Founded in 2000, Fanor operates four brands: Fanor, Area 1, FTE and Ruy Barbosa. These schools offer undergraduate and graduate degree programs in business, law and engineering and currently serve more than 10,000 students. Its five campuses are located in Fortaleza, CE, and Salvador, BA.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2008 and filed with the Securities and Exchange Commission on August 27, 2008.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
jbates@devry.com
(630) 574-1949
or
Media Contact:
Larry Larsen
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(312) 895-4717